Pricing Supplement No. 146L Dated November 15, 2002               Rule 424(b)(2)
(To Prospectus dated October 31, 2001 and                     File No. 333-71876
Prospectus Supplement dated November 9, 2001)                CUSIP #: 46623E BG3
                                                           ISIN #: US46623E BG35
                                                         Common Code #: 15853298

J.P. MORGAN CHASE & CO.

[X]   SENIOR MEDIUM-TERM NOTES, SERIES C
      DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE
[ ]  SUBORDINATED MEDIUM TERM NOTES, SERIES A
     DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE
Principal Amount:                 U.S.$135,000,000
Issue Price:                      100%
Commission or Discount:           U.S.$405,000
Proceeds to Company:              U.S.$134,595,000
Make Whole Redemption Option:     Yes
Make Whole Redemption Price:      See Optional Redemption section
Withholding Redemption Option:    No
Moody's Rating:                   A1
S&P Rating:                       A+

               AGENTS
               ------
Banc of America Securities LLC
J.P. Morgan Securities Inc.
Fleet Securities, Inc.
HSBC Securities (USA) Inc.
Wachovia Securities, Inc.

Agents' Capacity:        [X] As agent      [ ] As principal
If as principal:

[ ] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[ ] The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).

Original Issue Date:  NOVEMBER 20, 2002

Stated Maturity:     NOVEMBER 30, 2007

Form:  [X]  Book-entry       [ ]  Certificated

Currency:  U.S. Dollars

[X]  Fixed Rate Note:  4.471%

[ ] Floating Rate Note: CD [ ] Commercial Paper Rate [ ] LIBOR Telerate [ ] LIBOR Reuters [ ]
              Treasury Rate [ ]       Prime Rate [ ]       CMT [ ]

INTEREST PAYMENT DATES: May 30 and November 30, commencing May 30, 2003 INTEREST RESET DATES: Not Applicable
INDEX MATURITY:  Not Applicable
SPREAD (+/-):  Not Applicable
MULTIPLIER:  Not Applicable
MAXIMUM INTEREST RATE:  Not Applicable  MINIMUM INTEREST RATE:  Not Applicable

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or determined if this Pricing Supplement or the accompanying Prospectus and Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

JPMorgan Chase is offering these notes ultimately to purchasers of pass-through certificates (the "Certificates") of the Core Investment Grade Bond Trust I (the "Trust") offered simultaneously herewith through Core Bond Products LLC, as depositor of the Trust, utilizing the services of Banc of America Securities LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc., HSBC Securities (USA) Inc. and Wachovia Securities, Inc. as our agents (the "Placement Agents"). Each of the Placement Agents is a statutory underwriter within the meaning of the Securities Act of 1933 (the "Act").

JPMorgan Chase has authorized the Placement Agents to deliver a copy of this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement relating to the notes offered hereby to purchasers of the Certificates. This Pricing Supplement and the accompanying Prospectus and Prospectus Supplement relate only to us and these notes and do not relate to the Trust or the Certificates. You should only rely on this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement for a description of us and these notes.

JPMorgan Chase is not the depositor of the Trust. We are the issuer of our notes only and are not (1) the issuer of the Trust's Certificates or of the securities of any other issuer whose securities may be deposited into the Trust or (2) an equity owner of, or a partner or a joint venturer with, the Trust or any such issuer.

In the event that notes are distributed from the Trust to holders of the Certificates, such holders may elect to hold interests in the notes outside the United States through Clearstream Banking, Societe Anonyme ("Clearstream") or Euroclear Bank S.A./N.V., as operator of Euroclear System ("Euroclear"), if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers' securities accounts in the depositaries' names on the books of DTC. JPMorgan Chase Bank will act as depositary for each of Clearstream and Euroclear.

OPTIONAL REDEMPTION

JPMorgan Chase may redeem the notes, in whole or in part, at any time at a redemption price equal to the greater of:

  - 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption; and

  - the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

For purposes of determining the optional redemption price, the following definitions are applicable:

"Treasury Rate" means, with respect to any redemption date for the notes,

  - the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded Unites States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month); or

  - if the release referred to in the previous bullet (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

"Comparable Treasury Price" means, with respect to any redemption date:

  - the average of the Reference Treasury Dealer Quotations obtained by the Note Trustee for such redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or

  - if the Note Trustee is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Note Trustee.

"Independent Investment Banker" means J.P. Morgan Securities Inc. or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Note Trustee and reasonably acceptable to JPMorgan Chase.

"Note Trustee" means Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company.

"Reference Treasury Dealer" means J.P. Morgan Securities Inc. (and its successors) and three other primary U.S. government securities dealers in New York City selected by the Independent Investment Banker (each, a "Primary Treasury Dealer"); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, JPMorgan Chase shall substitute therefor another Primary Treasury Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the Note Trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Note Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Unless JPMorgan Chase defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

                                       PS-3